EXHIBIT 4(nn)

                      [Letterhead of JPMorgan Chase Bank]

                 LMA TRADE CONFIRMATION (DISTRESSED/BANK DEBT)

To   Buyer                         Date: 17 June 2004

Name: PCCW Limited and Telstra Corporation limited

Attention: Alex Arena and John Allerton

Fax No: (see below)

Tel No:(see below)

We are pleased to confirm the following transaction, subject to the Standard Terms and Conditions for Distressed Trade Transactions of the Loan Market Association ("LMA") (as amended as set out in the form attached), which are incorporated herein by reference.


1. Trade Date: 17 June 2004 (or such later date as a Deed of Release is signed between the Seller and the Buyer
     (among others))

2.   Settlement Date:

     18 June 2004, unless otherwise extended by mutual consent of the Buyer and the Seller

3. Seller: JPMorgan Chase Bank

     As agent for:
     Australia and New Zealand Banking Group
     Limited
     Barclays Bank PLC
     Citibank, N.A., Hong Kong Branch
     Cooperatieve Centrale Raiffeisen -
       Boerenleenbank B.A., Hong Kong
       Branch
     Credit Suisse First Boston, Melbourne
     Branch The Hongkong and Shanghai Banking
     Corporation Limited
     JPMorgan Chase Bank
     UFJ Bank Limited, Hong Kong Branch
     Merrill Lynch JPNDC, Incorporated
     Citigroup Financial Products Inc. (together, the "Financiers")

4.   Buyer: PCCW Limited and Telstra Corporation Limited

     As principals

5.   Details of Credit Agreement and Traded
     Portion:

     Date Signed:12 January 2001 as amended
     and restated on 15 April
     2003

     Borrower(s): Reach Finance
     Limited

     Guarantor(s):Reach Ltd., Reach Networks
     Hong Kong Limited, Reach Networks
     Australia Pty Limited, Reach Global
     Networks Limited, Reach Global Services
     Limited, Reach International Holdings
     Limited, Reach Networks KK and Reach
     Global Holdings
     Limited

     Agent Bank: JPMorgan Chase Bank

     Security: |X|No

     Total Facility Amount: US$1,200,000,000

     Governing Law: English
     Law

     Original  Lender:   |X|Yes,   except  for
     Merrill  Lynch  JPNDC,   Incorporated  and
     Citigroup Financial Products Inc.

     Additional Information:

     Nature: Term

     Contractual Margin: 2.5 % per annum
     through 31 December 2007, 3.5% per
     annum from 1 January 2008 if the total
     principal outstanding at that date is more than USD900m.

     Final Maturity: 31 December 2010

     Traded Portion of Commitment: 100%

     Percentage of Amount Owing: 100%

6.   Pricing:

     Purchase Price: US$310,923,506.66
     (inclusive of accrued interest and of all fees, costs and other amounts payable)

7.   Accrued Interest:

     |X|  Settled Without Accrued Interest

     |_|  Trades Flat (accrued interest to Buyer)

     |_|  Other

8. Transfer Costs: Recordation and Transfer fee: N/A

     Stamp duties and other applicable transfer taxes and any costs attributable to transfer of security: N/A

9.   Form of Purchase:

     |X|  Transfer Certificate in form prescribed
          by Credit Agreement

10.  Transaction Documentation:

     To be prepared by: |X| Seller

11.  Credit Documentation to be provided:

     |X| No

12.  Process Agents:

     Buyer:    |X| Yes |_| No

     Seller:   |X| Yes |_| No

     If yes, details of process agent:

     PCCW Limited

     Name:           Simmlaw Services Limited

     Address: CityPoint, One Ropemaker Street

                              London EC2Y 9SS

     Telstra Corporation Limited

     Name: Telstra Corporation Limited

     Address:                   London Office

     the Financiers and Lead Arrangers
     mentioned below (acting through their
     agent, JPMorgan Chase)

     Name:                     JPMorgan Chase

     Address:                   London Office

13.  Other Terms of Trade:

          |X|  This transaction is subject to the
               granting of any third party consents
               required under the terms of the Credit
               Agreement, or otherwise by law

          |X|  This transaction shall also be subject to
               (1) the execution of a Deed of Release
               in the form attached; and (2) the
               payment in full of the Payment due by
               the Buyer under it

14.  Seller's USD Account Payment Details:

     As per Schedule 4 of the Credit Agreement

Please sign and return this letter to the attention of the contact person mentioned below by on or before 8 p.m. on Thursday 17 June 2004 at the fax number mentioned below.

If you have any questions, please contact Ryan Lee of JPMorgan Chase at (852) 2800 1916 (tel no.).
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

SELLER                                                  BUYER

JPMorgan Chase (as facility agent of and acting in      PCCW Limited
accordance with the instructions of the Financiers
under the Credit Agreement, being Australia and New     Contact Person:  Alex Arena
Zealand Banking Group Limited; Barclays Bank PLC;
Citibank, N.A., Hong Kong Branch; Cooperatieve          Fax No.: +852 2962 5725
Centrale Raiffeisen - Boerenleenbank B.A., Hong Kong
Branch; Credit Suisse First Boston, Melbourne Branch;   Phone No.: +852 2883 6615
The Hongkong and Shanghai Banking Corporation
Limited; JPMorgan Chase Bank; UFJ Bank Limited, Hong
Kong Branch; Merrill Lynch JPNDC,  Incorporated;
Citigroup Financial Products Inc)                       By:

Contact Person: Ryan Lee                                Name:

Fax No.: (852) 2836 9672                                Title:

Phone No.: (852) 2800 5143                              Date:

                                                        And

By:                                                     Telstra Corporation Limited

Name:                                                   Contact Person:  John Allerton

Title:                                                  Fax No.: +61 3 9632 3215

Date:                                                   Phone No.: +61 3 9634 6431



                                                        By:

                                                        Name:

                                                        Title:

                                                        Date:


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


                        LOAN MARKET ASSOCIATION ("LMA")

                  STANDARD TERMS AND CONDITIONS FOR DISTRESSED
                     TRADE TRANSACTIONS (BANK DEBT/CLAIMS)

1.       Applicability of Conditions and Interpretation

         These Conditions shall apply to a distressed trade transaction in respect of which they are incorporated by reference.

         For the purpose of construing these Conditions in relation to a transaction to which they apply (the "transaction"):

         "Agents" means any facility, security or other agent, trustee, representative or co-ordinator under the Credit Documents and "Agent" shall be construed accordingly;

         "Agent's Expenses" means any costs, liabilities, losses, claims, damages and expenses incurred by, and any indemnification of, any Agent or any person being a member of a steering committee, a co-ordinator or otherwise involved in any standstill or other arrangement in relation to the Borrowers for which such Agent or person has recourse under the Credit Documents to the Seller but only to the extent attributable to or applicable by reference to the Purchased Assets or the Purchased Obligations;

         "Agreed Terms" means the terms agreed between the Buyer and the Seller in relation to the transaction, as evidenced by the Confirmation;

         "Buyer Warranties" means the warranties, representations and indemnities made by, and the covenants and agreements of, the Buyer in the Agreed Terms;

         "Confirmation" means the confirmation executed and delivered by the Seller and the Buyer in relation to the transaction;

         "Credit Agreement" means the credit agreement to which the transaction relates;

         "Credit Documentation" means the Credit Agreement, together with all schedules and appendices thereto, any amendments or variations thereto and all ancillary guarantee, security, intercreditor and restructuring documentation;

         "Group" means, in respect of any person, such person and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985 as from time to time amended or re-enacted);

         "Non-Cash Distribution" means any note, debenture or other financial instrument, non-cash asset or right, whether debt, equity or otherwise, issued in satisfaction or purported satisfaction of any obligation of an Obligor to make any payment with respect to any interest or fees payable in respect of the Traded Portion or any part thereof;


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


         "Obligor" means the Borrower and each other Obligor as defined in the Credit Documentation;

         "Other Party" means the counterparty to a transaction which is not the Responsible Party;

         "Predecessor-in-Title" means any of the Seller's predecessor-in-title to the Purchased Assets or the Purchased Obligations or any part thereof;

         "Predecessor Transfer Agreements" means all transfer agreements under which (a) the Seller and (b) any of the Seller's Predecessors-in-Title acquired the Purchased Assets or any part thereof;

         "Purchased Assets" means the advances, claims and other rights included in the Traded Portion of the Seller's participation under or in respect of the Credit Documentation, together with and subject to the obligations and liabilities of the Seller attributable to such Traded Portion (together with corresponding rights under any ancillary guarantee or security) but excluding (a) the Retained Rights and (b) if the Seller is an Agent, any of the Seller's rights as Agent; Provided that if the Agreed Terms provide for the assignment to the Buyer of the Seller's right, title, interest and benefit in, to and under the agreements pursuant to which the Seller derives title to the Traded Portion from the original lender of record, the Purchased Assets shall additionally include the Retained Rights;

         "Purchased Obligations" means all of the obligations under the Credit Documents expressly assumed or to be assumed by the Purchaser from the Settlement Date in accordance with the provisions of the Transaction Documentation including without limitation the obligations of the Seller with respect to the Traded Portion but excluding the Retained Obligations;

         "Responsible Party" means either the party responsible for preparing the Confirmation as agreed between the Seller and Buyer on the Trade Date or the party responsible for preparing the Transaction Documentation as specified in the Confirmation, as the context may require;

         "Retained Obligations" means, save as otherwise provided in the Agreed Terms, all obligations of the Seller under the Credit Documentation and the Predecessor Transfer Agreements that (a) relate to facts, events or circumstances arising or occurring before the Settlement Date, (b) relate to a breach of any of the Seller Warranties, (c) arise out of the Seller's bad faith, gross negligence or wilful misconduct, (d) do not relate to the Purchased Assets or (e) if the Seller is an Agent, are attributable to the Seller's obligations as Agent;

        "Retained Rights" means:

         (i) all of the Seller's rights and claims against any employee, agent or professional adviser to the extent that such rights relate to the Seller's purchase of the Traded Portion or its sale under the Confirmation; and

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

         (ii) all of the Seller's rights, title, interest and benefit in, to and under the Predecessor Transfer Agreements.

         "Seller Warranties" means the warranties, representations and indemnities made by, and the covenants and agreements of, the Seller in the Agreed Terms;

         "Transaction Documentation" means the documentation required to implement the transaction (being the agreed Form of Purchase, the Confirmation and the Agreed Terms) and, "Transaction Document" shall be construed accordingly.

Other capitalised terms used in these Conditions shall have the meaning given to them in the Confirmation.

In the case of any inconsistency between the Agreed Terms of the transaction and these Conditions, the Agreed Terms shall prevail.

2.       Contract Point

         A binding contract for the sale or participation by the Seller to the Buyer of the Purchased Assets shall come into effect between the Seller and the Buyer on the Trade Date and shall be documented and completed in accordance with Conditions 6, 7 and 8. The Seller and the Buyer acknowledge that events occurring subsequent to the Trade Date shall not relieve the parties of their obligations under the Confirmation.

3.       Confirmation

        The Seller and the Buyer shall agree the terms of and duly complete and sign a form of Confirmation on the Trade Date. By execution of a Confirmation any party acting as agent for other parties shall thereby represent and warrant that in entering into the Confirmation it is acting as agent for and in accordance with the instructions from all such parties.

4.       Conditionality

         A transaction is subject to any conditions specified in the Agreed Terms and, subject to the next following sentence, the parties undertake with each other to use all reasonable endeavours to ensure that such conditions are duly fulfilled. Unless otherwise specified in the Agreed Terms or the Deed of Release, the Seller shall use all reasonable endeavours to obtain any required consents in connection with the transaction.

If, nevertheless, one or more of such conditions remains unfulfilled on the proposed Settlement Date, the Settlement Date shall be postponed for such period or periods as the parties may agree during which the parties shall use all reasonable endeavours to ensure fulfilment of the condition and/or shall consider in good faith whether or not there is an alternative means, acceptable to both parties, whereby the substance of the transaction can be implemented (but neither party shall be obliged to act in a way which it considers to be prejudicial to its position). If no postponement, or no further postponement, or no such alternative, is agreed the transaction shall be cancelled and neither party shall have any further liability to the other except that if any amounts have already been paid under the transaction by either party to the other they shall promptly be refunded.

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

5.       Due Diligence

         It shall be assumed that the Buyer shall have satisfied itself as to the creditworthiness of each Obligor and acceptability of the transaction prior to the Trade Date, and the transaction shall not be conditional upon this.

6.       Transaction Documentation

         The Responsible Party shall execute the Transaction Documentation on the agreed basis and, subject to any relevant conditions specified in the Agreed Terms, shall deliver it to the Other Party on the Trade Date.

7.       Insolvency Proceedings

         Where insolvency proceedings involving one or more Obligors have been commenced as at the Trade Date the Seller shall use all reasonable endeavours to provide the Buyer within ten business days after the Trade Date copies of any existing proofs of debt or other claims which have been submitted by or on behalf of the Seller.

8.       Settlement Date and Payment

         Subject to the Agreed Terms, the transaction shall be settled on the Settlement Date by the taking of all necessary action to complete the transaction.

If for any reason, a transaction settles after the specified Settlement Date then, for the purpose of allocating interest and fees under these Conditions, the Settlement Date shall be construed to be the date of actual settlement of the transaction.

The action necessary to complete a transaction shall include the payment for the Purchased Assets on the Settlement Date.

9.       Settlement Amount

         The amount payable for the Purchased Assets shall be equal to the Purchase Price (as specified in the Agreed Terms).

10.      Interest Payments and Fees

         All interest, and all fees which are expressed to accrue by reference to time elapsed, are based on contractual rates, as set forth in the Credit Agreement.

Any interest or fees accrued up to but excluding the Settlement Date shall be for the account of the Seller, and payment of the Purchase Price shall be in full and final settlement thereof.

All payments made under this Condition 12 shall be made free and clear of any deduction or withholding save for such deduction or withholding as may be required to be made from such payments by any law, regulation or practice.

11.      Breakfunding

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

         Unless the Agreed Terms otherwise provide, no breakfunding compensation shall be paid for settlement of a transaction on a day other than an interest payment date in respect of the Purchased Assets.

12.      Agent's Expenses

         The Seller shall be responsible for and shall promptly pay any Agent's Expenses incurred or arising under or in connection with the Credit Documents and shall, without limiting the generality of the foregoing, promptly pay on demand such Agent's Expenses attributable to the Purchased Assets or Purchased Obligations which have accrued on or prior to the Settlement Date but have not yet been billed or invoiced.

The Buyer shall have no liability for any Agent's Expenses.

13.      Transfer Costs

         The Seller shall pay any recordation, processing, transfer or similar fee payable to the Agents under the Credit Documentation in connection with the transaction to the Agents on the date upon which such fee is payable under the Credit Documentation.

Stamp duties and other applicable transfer taxes and any costs attributable to the discharge and release of security are payable by the Seller.

14.      Costs and Expenses

         Each of the Buyer and the Seller shall bear its respective out-of-pocket costs and expenses (including legal expenses) in connection with any transaction.

15.      Principal/Agency Status

         Each of the Buyer and the Seller shall indicate whether it is acting as a principal or an agent in the transaction. A Buyer or Seller that holds itself out as a "principal" is directly liable for the completion of the transaction.

        However, a Buyer or Seller that indicates its status as an agent does represent to the counterparty its authority to bind its principal(s) to the transaction (which principal(s) shall be bound as if it/they were named as "Buyer" or "Seller" as the case may be) and shall provide the counterparty with evidence of that authority if requested to do so.

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

16.      Non-reliance and Independent Investigation

         Each party acknowledges to the other that it is a sophisticated Buyer or Seller (as the case may be) with respect to the transaction and has such information as it deems appropriate under the circumstances (however obtained), concerning for example the business and financial condition of the obligor(s) under the Credit Agreement, to make an informed decision regarding the transaction. Each of the Buyer and the Seller hereby agrees that it has independently made its own analysis and decision to enter into the transaction, based on such information as it has deemed appropriate under the circumstances, and without reliance on the other party (except for reliance on any express representation made by the other party in the Agreed Terms or pursuant to these Conditions).

In addition, and except only as otherwise specified in the Agreed Terms, the Seller does not make, and the Buyer does not rely upon, any representation, warranty or condition (express or implied) about, and the Seller shall have no liability or responsibility to the Buyer for, the effectiveness, validity or enforceability of the Credit Documentation, or other documentation delivered by the Seller to the Buyer, or any of the terms, covenants or conditions contained in the Credit Documentation or other documentation, or any non-performance by any party to it, or the financial condition of any Obligor under the Credit Documentation.

The Seller notifies the Buyer and the Buyer acknowledges that, except as otherwise specified in the Agreed Terms:

         (i) the Seller shall have no obligation to repurchase or reacquire all or any part of the Purchased Assets from the Buyer or to support any losses directly or indirectly sustained or incurred by the Buyer for any reason whatsoever, including the non-performance by any Obligor under the Credit Documentation of its obligations thereunder; and

         (ii) any rescheduling or renegotiation of the Purchased Assets shall be for the account of, and the responsibility of, the Buyer, who will be subject to the rescheduled or renegotiated terms.

Each of the Buyer and Seller acknowledges that the other may possess material information not known to it. Each agrees that the other shall have no liability with respect to the non-disclosure of any such information except to the extent that such information renders inaccurate an express representation made pursuant to the Agreed Terms or these Conditions by the party possessing such information.

17.      Representations and Undertakings

         Each of the Buyer and the Seller as of the Trade Date and the Settlement Date represents and undertakes to the other that:

         (i) it is duly organised and validly existing under the laws of the jurisdiction in which it is incorporated;

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

         (ii) it has the power to enter into the transaction and to execute and deliver the Confirmation and the Transaction Documentation;

         (iii) its obligations in relation to the transaction constitute legal, valid, binding and enforceable obligations (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application);

         (iv) in the case of the Buyer only, it will not use any information received by it from the Seller in relation to the Obligors, or the Purchased Assets for any unlawful purpose or in breach of any confidentiality agreement entered into by it in connection with the transaction; and

         (v) no broker, finder or other person acting pursuant to the instructions of one party is entitled to any broker's fee or other commission in connection with the transaction for which the other party may be responsible.

All express representations made by the parties pursuant to the Agreed Terms and these Conditions shall survive the execution and delivery of the Transaction Documentation and consummation of the transactions contemplated therein.

18.      Default and Indemnities

        The Seller shall indemnify, defend and hold the Buyer and its officers, directors and employees and agents harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements and VAT thereon), or judgments which they (or any of them) incur or suffer as a result of:

         (i) the Seller's breach of any of the provisions of the Agreed Terms or the Transaction Documentation; or

         (ii)     the Seller's breach of any of the Seller Warranties.

         The Buyer shall indemnify, defend and hold the Seller and its respective officers, directors, employees and agents harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements and VAT thereon) or judgments which they (or any of them) incur or suffer as a result of:

         (i) the breach by the Buyer of any of the provisions of the Agreed Terms; or

         (ii)     the breach of the Buyer Warranties by the Buyer.

         Each indemnity in the Agreed Terms is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of the Transaction and it is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by the Agreed Terms Provided that no party thereto shall be obliged to indemnify any other party to the Agreed Terms if the loss of the indemnified party is due to the negligence or wilful misconduct of such other party.

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19.      Confidentiality

         Both parties shall maintain the confidentiality of the terms of the transaction in accordance with the terms of the confidentiality agreement entered into between the parties in the Deed of Release referred to in the Confirmation.

20.      Tax

         The Buyer acknowledges that it is responsible for making its own independent tax analysis of the Credit Documentation and the transaction.

21.      Set-off

         Either party may (but is not obliged to) set off any amount due and payable by the other party under the transaction against any such amounts due and payable by it to the other party thereunder. The party exercising its rights under this provision may effect such currency exchanges as it considers necessary to implement the set off.

22.      Further Assurance

         Each of the parties agrees, at its own expense, to take any further action and to execute any further documents and/or instruments as the other may reasonably request to give effect to the transaction.

23.      Assignment

        Unless the Agreed Terms provide that the Purchased Assets shall include the Retained Rights, neither the Seller nor the Buyer may assign the benefit of all or any part of its rights against the other party under the Agreed Terms or the Transaction Documentation in respect of the transaction without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

24.      Third Party Rights

        A person who is not a party to the Confirmation or other Transaction Document (which, for the avoidance of doubt, does not include the Deed of Release) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of the Confirmation or other Transaction Document.

25.      Governing Law and Jurisdiction

        The transaction, the Agreed Terms and these Conditions shall be governed by and construed in accordance with the laws of England, and the parties submit to the non-exclusive jurisdiction of the English courts.

        The Seller and the Buyer each irrevocably appoints (and shall irrevocably appoint in the Transaction Documentation) the person described as its process agent (if any) in the Agreed Terms to receive on its behalf service of any action, suit or other proceedings in connection with the transaction, the Agreed Terms or these Conditions. If any person appointed as process agent ceases to act for any reason the appointing party

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         shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

26.      Execution in Counterparts and by Fax

        Any Confirmation, confidentiality agreement or other Transaction Document may be executed in any number of counterparts and by different parties thereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

        Transmission by fax of an executed counterpart of a Confirmation, confidentiality agreement or any other Transaction Document shall be deemed to constitute due and sufficient delivery of such counterpart. The Buyer and the Seller shall deliver to each other an original counterpart of the Transaction Documents (and, upon the request of either party, the Confirmation, confidentiality agreement or any other document) promptly after delivery by fax.


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